Exhibit 99.1

[QMED LETTERHEAD]


NEWS RELEASE

Contact:  Robert Mosby, QMed, Inc., 732-544-5544 x1107

              QMed, Inc. Announces Investment by Quest Diagnostics
              ----------------------------------------------------

Eatontown, New Jersey, October 22, 2004 - QMed, Inc. (NASDAQ Symbol: QMED), a provider of disease management services (DM) to healthcare plans and Medicare demonstrations, today announced that Quest Diagnostics Incorporated (NYSE: DGX), the nation's leading provider of clinical testing, information and services, has invested $2 million in the Company's common stock. Together with an earlier investment in March 2000, Quest Diagnostics now holds approximately 4% of QMed shares.

Michael W. Cox, QMed president and CEO, said, "We are pleased that Quest Diagnostics has made an additional investment in our business. QMed leads the DM industry in its unprecedented collecting and communication of clinical information from pharmacy, labs, patients and medical records in physicians' offices. From this data, we create electronic medical records that differentiate our decision support for treating physicians and also assure that patient support is keyed to physician best practice patient treatment plans."

About QMed, Inc.
----------------
QMed, Inc., provides DM services to patients and physicians around the country through its health plan customers. The Company has been selected in two Medicare Demonstrations to test the feasibility of reimbursing its care coordinated DM services in the vast Medicare fee-for-service program. In addition, QMed is the largest DM service provider to Medicare managed care plans. More information on QMed, Inc. can be obtained at www.qmedinc.com, by calling (732) 544-5544 or by emailing investor@qmedinc.com.

Except for historical information contained herein, matters discussed in this news release are forward-looking statements that involve risks and uncertainties. They include but are not limited to those relating to the timely implementation of programs, the impact of competitive product introductions, acceptance and pricing, and those risks detailed in the Company's filings with the Securities and Exchange Commission (SEC). Actual results may differ materially from any forward-looking statements due to these risks and uncertainties.

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